Exhibit 10.6

CONTRACT OF EMPLOYMENT

BETWEEN:	AUTOBUS LION INC., a corporation governed by the Business Corporations Act (Quebec), having its head office at 921 chemin de la Rivière-du-Nord, St-Jérôme, Quebec, J7Y 5G2;

(Hereinafter referred to as “Autobus Lion” or the “Employer”)

AND:	MARC BEDARD, a businessman domiciled and residing at [***]

(Hereinafter referred to as the “Officer”)

Preamble

WHEREAS the Employer intends to continue to retain the services of the Officer for the purposes of serving as President of Autobus Lion;

WHEREAS the Officer represents that he is familiar with the Employer’s policies and hiring conditions and that he is satisfied with the employment conditions set out herein;

WHEREAS the Officer shall report to the Employer’s Board of Directors.

GIVEN THE FOREGOING, THE PARTIES AGREE AS FOLLOWS:

1.	PREAMBLE

The preamble forms an integral part of this agreement.

2.	EMPLOYMENT AND FUNCTIONS OF OFFICER

2.1

The Employer continues to employ and retain the Officer’s services as President of Autobus Lion on an exclusive and full-time basis. As such, the Officer reports directly to the Employer’s Board of Directors.

2.2

The Officer’s functions shall be those generally assigned to a President of an business similar to the Employer’s, the whole subject to instructions remitted to him from time to time by the members of the Employer’s Board of Directors.

3.	INDEFINITE TERM CONTRACT

3.1	Subject to the provisions of section 10 herein, this contract of employment is for an indefinite term.

4.	REMUNERATION

4.1

In consideration of the services which the Officer shall render to the Employer pursuant to this agreement, the Employer undertakes to pay him gross annual base wages of $200,000 as of June 1, 2015, subject to the adjustment under sub-section 4.2.

4.2	The base wages shall be adjusted annually on November 1st of each year, effective November 1, 2016 as follows, the whole as determined by the Employer’s Audit Committee:

4.2.1

the base wages shall be adjusted to correspond to 0.6% of Autobus Lion’s previous financial year revenue, but shall not under any circumstances be less than $200,000 (for instance, in the event Autobus Lion’s financial year revenue is $50,000,000, the base wages shall be adjusted to $300,000 for the subsequent year) and;

4.2.2

the base wages shall be limited to $400,000 per year, in 2015 dollars (as at December 31, 2015); this maximum amount shall be adjusted annually according to the CPI. This maximum amount also includes the discretionary expenses and car allowance set out under section 6.

5.	BONUS

The Officer shall be entitled to a yearly bonus equal to 2% of the annual earnings before interest, taxes, depreciation and amortization (“EBITDA”), if it is positive, the whole as determined by the Employer’s Audit Committee. The yearly bonus amount shall be limited to $400,000 per year, in 2015 dollars (as at December 31, 2015). This maximum amount shall be adjusted annually according to the CPI. It is understood that in calculating the EBITDA, the inclusion of any EBITDA amount coming from a merger or acquisition shall be negotiated in good faith by the parties at the time of any such merger or acquisition.

6.	DISCRETIONARY EXPENSES AND CAR ALLOWANCE

The Officer shall be entitled to a yearly allowance for expenses and costs incurred in the performance of his duties, provided the Employer can deduct such expenses and costs for tax purposes, including expenses relating to the lease and maintenance of an automobile of his choice. This allowance shall be $30,000 per year, in 2015 dollars (as at December 31, 2015), such amount being adjusted annually according to the CPI.

7.	VACATION

7.1

The Officer shall be entitled to four (4) weeks of paid annual vacation effective the employment start date. The Officer shall take his vacation at a time mutually acceptable to him and the Employer. Vacation days shall accrue if they are not taken in the year in which they are earned, up to a maximum of eight (8) weeks.

8.	OFFICER’S OBLIGATIONS

8.1

Throughout the term of his employment, the Officer undertakes to expend his best efforts and devote all his attention and all his energy to his functions and to always act in the best interests of the Employer and to discharge his duties with dedication, honesty and loyalty.

8.2

The Officer undertakes to avoid any situation that might result in a conflict between his personal interests and the Employer’s interests and undertakes to notify the Employer’s Board of Directors in writing of the occurrence of any such situation as soon as he has knowledge thereof.

9.	NO EMPLOYMENT RESTRICTION

The Officer hereby represents and warrants to the Employer that he is not subject to any employment restriction clause, such as a non-compete, non-solicitation or non-disclosure clause in favor of another employer or any person, barring him from holding the position with the Employer as determined by this agreement.

10.	TERMINATION OF EMPLOYMENT

10.1	The Employer may terminate this agreement and end the Officer’s employment without notice or obligation to pay any indemnity whatsoever, in any of the following cases:

10.1.1	upon the Officer’s death;

10.1.2	if the Officer becomes insolvent or goes bankrupt within the meaning of the Bankruptcy and Insolvency Act;

10.1.3

if the Officer sustains a permanent disability or any other disability preventing the Officer from discharging his customary duties and assuming his normal functions, tasks and responsibilities for the Employer and the subsidiary or subsidiaries under his purview for a consecutive period of at least nine (9) months or a cumulative duration of at least twelve (12) months over a consecutive period of three (3) years;

10.1.4

in the event of serious reasons as defined in the Civil Code of Québec and, without limiting the generality of the foregoing, in the event of fraud, theft, breach of his duty of honesty, loyalty or fiduciary care to the Employer, failure to meet his commitments under sections 11 to 14 herein or his breach of any other obligation herein that is not remedied within a period of thirty (30) days following receipt of a written notice to this effect;

10.1.5	if the termination results from the Officer’s free and voluntary resignation or retirement.

10.2

In the event of termination of employment, the Officer undertakes (i) to return to the Employer all files and documents in his possession pertaining to the Employer’s business and (ii) to also remit keys, credit cards and any other work-related hardware, devices and tools as well as any written, printed or recorded document including all data stored in digital format, supplied by the Employer or regarding the Employer or all its affiliates;

10.3

Upon termination of the Officer’s employment during the term of this contract and for a reason other than those referred to under 10.1.1, 10.1.2, 10.1.3, 10.1.4 and 10.1.5, the Employer undertakes to pay the Officer a lump sum amount equal to the last twenty-four (24) months of his annual base wages as defined in section 4 in effect on the date of the notice of termination of employment and the Officer shall not be entitled to any bonus for the year then in progress and shall lose all other benefits set out in this contract of employment. The Officer acknowledges that this lump sum amount in lieu of notice is fair and sufficient.

11.	INTELLECTUAL PROPERTY

11.1

For the purposes of this agreement and any renewal hereof, as the case may be, the term (“Intellectual Property”) includes works, discoveries, ideas, concepts, processes, know-how, technical information, technologies, prototypes, research findings, formulae, plans, algorithms, diagrams, designs, data, research, methods, innovations, inventions, improvements or upgrades, whether or not patentable, technologies, source codes, object codes and programing, integrated circuits, trade secrets related to the Employer’s activities, as well as all rights, titles or interests in the foregoing and includes copyright on any work, patents, patent applications, licences, trademarks and trade names, corporate or firm names, domain names and other intellectual property rights related to the Employer’s activities. Any and all Intellectual Property is deemed related to the Employer’s activities (i) if it was designed, created or developed with the Employer’s hardware, supplies, equipment or Confidential Information, (ii) if it is the product of work carried out or services rendered by the Officer for the Employer, or (iii) if it is related to the Employer’s current or expected activities, including the development, manufacture and sale of traditional engine, electric or alternative energy school and commercial buses.

11.2

The Officer acknowledges that the Employer is and will be the exclusive owner of all the rights, titles and interests in any Intellectual Property and the Officer assigns and transfers all his rights, titles and interests in the Intellectual Property to the Employer, (i) from the moment of its creation, development or design and (ii) without any restrictions whatsoever (the “Assignment”), with the Employer accepting such Assignment. The Officer waives all the moral rights he may hold with regard to any Intellectual Property in favour of the Employer. The Officer undertakes to immediately, freely and openly, convey any Intellectual Property to the Employer, without any cost to the latter. The Officer further undertakes to never challenge the Employer’s or any affiliate’s ownership of the Intellectual Property.

11.3

The Officer agrees that he shall undertake all requisite measures to ensure the protection of and compliance with any Intellectual Property owned by the Employer or any affiliate. He must further notify the Employer’s Board of Directors of any situation he is aware of and that might constitute an infringement of the Employer’s or an affiliate’s Intellectual Property rights. The Officer further undertakes to assist the Employer or any affiliate and to sign any necessary document and complete any formality required by the Employer, at the latter’s expense, in any action undertaken by the Employer or an affiliate to register or publish any Intellectual Property, to publicize or record its rights to or in any Intellectual Property, or in the event of challenge of the Employer’s or an affiliate’s Intellectual Property rights or a third person infringement of the Employer’s or an affiliate’s Intellectual Property rights, either during his employment or at any time after the end of his employment with the Employer, regardless of the reason for such termination of employment.

11.4

The Officer hereby informs the Employer and attests that, at this time, no Intellectual Property whatsoever exists, not protected by a patent or patent application, which the Officer designed, manufactured, invented or discovered before the start of his employment with the Employer and that he wishes to be exempted from the application of this commitment.

11.5	The parties acknowledge that the commitments undertaken pursuant to this section 11 shall survive the end of this agreement.

12.	CONFIDENTIALITY

12.1	For the purposes hereof, the term (“Confidential Information”) means any and all information or data, verbal or written, stored on any medium or disseminated by any media of any nature whatsoever, having been marked as confidential or not confidential, including, in particular:

12.1.1	the Intellectual Property, with the exception of information accessible through public records;

12.1.2

financial information, the nature, progress and results of research projects, marketing strategies, lists of supplier, providers and business relations, e-mails as well as information related thereto, techniques and sales policies, including pricing policies, sales and distribution data, contracts and, generally speaking, all information relating to the Employer’s operations;

12.1.3	products and the specifications relating to such products.

12.2

The Officer acknowledges that, prior to signing this agreement, he may have received, and that effective his signing hereof, he shall receive certain Confidential Information pertaining to the Employer or to an affiliate, to the operations or business affairs of the Employer or an affiliate and that such Confidential Information constitutes a special, irreplaceable and high-value asset for the Employer. Consequently, while he shall be employed by the Employer, the Officer shall, at all times, comply with the confidential nature of such Confidential Information and shall not use or disclose it, shall not give access or communicate such Confidential Information to any person, natural or legal, corporation or entity, except in the normal exercise of his functions for the Employer. In the event he ceases to be employed by the Employer, regardless of the reason for the termination of his employment, the Officer undertakes to remit any Confidential Information in his possession to the Employer and to not use any such Confidential Information for any purpose whatsoever and he shall not, directly or indirectly, give access or communicate or disclose the Confidential Information or aspects thereof to which he may have had access during the term of his employment with the Employer, either before or as of the signing of this agreement, to any person, natural or legal, corporation or entity.

13.	NON-COMPETE UNDERTAKING

13.1

Throughout his employment with the Employer and for a period of two (2) years immediately following the date on which he shall no longer be employed by the Employer for any reason whatsoever, the Officer undertakes to not, directly or indirectly, in any capacity whatsoever, including without limitation, as shareholder, partner, consultant, employer, employee, principal, agent, franchisee, franchisor, distributor, adviser or lender, perform duties, carry on activities or enter into business in the Employer’s industry, i.e. the development, manufacture and sale of traditional engine, electric or alternative energy school and commercial buses (the “Prohibited Activities”), in Canada and the United States (the “Target Territory”).

13.2

Should the Officer fail to fully comply with this non-compete clause and with the following non-solicitation clause, he shall pay as penalty for liquidated damages and interest an initial sum of fifty thousand dollars ($50,000) for the first offence plus five thousand dollars ($5,000) per additional day of offence payable to the Employer upon demand without the need for legal proceedings and without the need to show proof of the damages, the whole without prejudice to the Employer’s rights to ask for a provisional, interlocutory and permanent injunction or any other relevant remedy to preserve the Employer’s rights and to prevent the Officer from continuing to take any additional action in breach of the undertakings contained herein. Furthermore, the Officer shall be liable for all the judicial and extra-judicial costs and disbursements of the Company’s attorneys.

13.3

It is understood that the goal of this undertaking by the Officer is to protect the Employer’s legitimate interests, without depriving the Officer of his right to earn a living by practicing his profession or plying his trade. For this reason, the provisions of this non-compete undertaking are limited in time, place and type of prohibited work to what is necessary to achieve this goal. However, if a court of competent jurisdiction finds that this undertaking is unreasonable given particular circumstances, the parties give such court jurisdiction to reduce the scope of this undertaking until it would be reasonable.

14.	NON-SOLICITATION UNDERTAKING

14.1

During his employment with the Employer and for a period of three (3) years following the end of his employment, the Officer expressly undertakes as follows across the territory of the Province of Quebec:

14.1.1

not to employ or obtain the services or attempt to employ or obtain the services or assist any person who wishes to employ or obtain the services of any person who is an employee of the Employer or of an affiliate, as employee, consultant, representative, partner or in any other capacity whatsoever;

14.1.2	not to propose or make any representation whatsoever to any employee of the Employer or of an affiliate enticing such employee to leave his or her employment with the Employer or an affiliate;

14.2

It is understood that the goal of this undertaking by the Officer is to protect the Employer’s legitimate interests, without depriving the Officer of his right to earn a living by practicing his profession or plying his trade. For this reason, the provisions of this non-solicitation undertaking are limited, in particular, in terms of the time necessary to achieve this goal. However, if a court of competent jurisdiction finds that this undertaking is unreasonable given particular circumstances, the parties give such court jurisdiction to reduce the scope of this undertaking until it would be reasonable.

15.	ACKNOWLEDGEMENT AND DECLARATION

15.1

The Officer acknowledges that any breach of the undertakings set out in sections 11, 12, 13 and 14 herein shall cause serious and irreparable harm to the Employer. Consequently, in the event of any such breach, the Officer acknowledges that the Employer may ask for an injunction in addition to any other proceedings for damages against the Officer, as the case may be.

15.2

The Officer acknowledges that the provisions of sections 11, 12, 13 and 14 are reasonable, in particular with regard to the duration, the territory as well as the targeted activities, and that these provisions are necessary to protect the Employer’s legitimate interests and that they are reasonable with regard to the nature of the Employer’s activities; the Officer acknowledges and agrees that these provisions are not intended to unduly restrict his ability to practice his profession or earn his living.

15.3

The Officer represents and warrants to the Employer that he is not bound by any confidentiality, non-compete or non-solicitation undertaking or by any other undertaking of any nature whatsoever, contracted toward any person, likely to limit the Officer’s ability or right to exercise each and every one of his functions on behalf of the Employer or likely to limit the Employer’s right or ability to use the Officer’s services as provided in this agreement.

16.	OTHER PROVISIONS

16.1	Headings The headings of the sections of this agreement are inserted solely to facilitate reading and cannot be used to interpret it.

16.2	Inclusion As the context requires, the singular includes the plural, the masculine gender includes the feminine and vice versa.

16.3

Contract by mutual agreement The parties acknowledge that they freely discussed the provisions of this agreement. This agreement is not a contract of adhesion and the Officer acknowledges that he had sufficient time to study this agreement and that he understands the terms, conditions and obligations hereof.

16.4	Amendment This agreement may only be amended or otherwise modified by a written instrument signed by the parties.

16.5

Notice Any communication pursuant to this agreement shall be in writing and may be sent to the addressee by delivering it in any manner providing proof of receipt to the address indicated on the front page of this agreement. Any communication thus addressed and delivered as mentioned above is deemed to have been sufficiently given or delivered on the date on which it is delivered.

16.6

Entire agreement This agreement constitutes the one and only agreement between the parties with regard to the Officer’s employment and supersedes any prior, verbal or written, agreement or undertaking.

16.7

Assignment The parties agree that the Employer may assign this agreement in favour of any affiliate by simple notice to the Officer. As for the Officer, he cannot assign his rights and obligations under this agreement.

16.8

Annulment of a provision Any decision by a court to the effect that one of the provisions of this agreement is null and void or unenforceable shall not affect the other provisions or their validity or enforceability.

16.9

No waiver The fact that one of the parties has not insisted on the full performance of one of the undertakings contained in this agreement and any renewal hereof, as the case may be, or has not exercised one of its or his rights must not be considered as a future waiver of this right or the full performance of this undertaking. Unless provided otherwise, no waiver by one of the parties to one of its or his rights shall be valid unless evidenced in writing and only with regard to the rights and circumstances expressly covered by this agreement.

16.10

Applicable laws and jurisdiction This agreement and any renewal hereof, as the case may be, is governed in all respects by the laws in force in the Province of Quebec, in particular but without restricting the generality of the foregoing, with regard to its validity, interpretation and execution. In the event of dispute regarding the interpretation, validity, application or enforcement of this agreement and any renewal hereof, as the case may be, the parties defer to the jurisdiction of the competent courts of the Province of Quebec, Canada.

[signatures are on the next page]

IN WITNESS WHEREOF, the parties have signed this agreement in                    , on this                     day of                     2015

AUTOBUS LION INC.

Per:
Name:
Function:

Per:
Name:
Function:

MARC BEDARD